Exhibit 10.1

SIGN ON AND RETENTION BONUS AGREEMENT
This Sign On and Retention Bonus Agreement (hereinafter “Agreement”) is entered into this 1st day of March, 2018, by and between Bhavani Amirthalingam (“Employee”) and Ameren Services Company (the “Company”), a Missouri corporation, on behalf of itself and its parents, subsidiaries and affiliates (Employee and the Company collectively, “Parties”).
The Company has extended an offer of employment to Employee to be employed as Senior Vice President and Chief Digital Information Officer. As a condition of such employment and in consideration of the mutual covenants herein contained, the Parties mutually agree as follows:
1.    Payment of Sign On Bonus. In the event Employee signs this Agreement and begins employment with the Company on March 1, 2018 (“Hire Date”), and specifically in exchange for Employee’s promise to comply with Sections 4 and 6 of this Agreement, the Company agrees to pay Employee a sign on bonus in the amount of Three Hundred Thousand Dollars and No Cents ($300,000.00), less required withholdings (“Sign On Bonus”), within thirty (30) days of Employee’s Hire Date, provided that Employee remains employed by the Company on the date of such payment.
In the event Employee voluntarily resigns from employment with the Company for any reason or is terminated by the Company for Cause (as defined in Section 3 of this Agreement) before the one year anniversary of Employee’s Hire Date (i.e., before March 1, 2019), Employee agrees to repay a prorated portion of the Sign On Bonus to the Company. Any such proration shall be based on Employee’s completed months of employment with the Company as of the date of such voluntary resignation or termination for Cause. Further, in the event Employee receives a 2017 incentive award payment from her former employer (“Former Employer Incentive Payment”), Employee shall pay to the Company within thirty (30) days and in one lump sum an amount equal to such Former Employer Incentive Payment, net of withholdings. Employee agrees to notify the Company in writing within two (2) business days of receiving any such Former Employer Incentive Payment and agrees to provide the Company satisfactory substantiation of the amount thereof. Employee specifically agrees that the Company may withhold some or all of the amount of any repayment pursuant to this Section 1 from salary or other amounts the Company may owe to Employee.
The Sign On Bonus is not considered eligible earnings or compensation for purposes of benefits under the Company’s employee benefit plans, including the Ameren Corporation Savings Investment Plan and the Ameren Retirement Plan.

2.    Payment of Retention Bonus. In the event Employee signs this Agreement and remains employed with the Company through July 1, 2020, and specifically in exchange for Employee’s promise to comply with Sections 4 and 6 of this Agreement, the Company agrees to pay Employee a retention bonus in the amount of Two Hundred Twenty Five Thousand Dollars and No Cents ($225,000.00), less required withholdings (“Retention Bonus”), in two installments. Subject to Employee’s continued employment with the Company through July 1, 2020 and the other provisions of this Agreement, the Retention Bonus will be paid as follows: (1) One Hundred Twenty Five Thousand Dollars and No Cents ($125,000.00), less required withholdings, on July 1, 2019 and (2) One Hundred Thousand Dollars and No Cents ($100,000.00), less required withholdings, on July 1, 2020.
In the event Employee voluntarily resigns from employment with the Company for any reason or is terminated by the Company for Cause (as defined in Section 3 of this Agreement) before July 1, 2020, Employee agrees to repay any portion of the Retention Bonus paid to her prior to such voluntary resignation or termination. Employee specifically agrees that the Company may withhold some or all of the amount of any repayment pursuant to this Section 2 from salary or other amounts the Company may owe to Employee.
The Retention Bonus is not considered eligible earnings or compensation for purposes of benefits under the Company’s employee benefit plans, including the Ameren Corporation Savings Investment Plan and the Ameren Retirement Plan.
3.    Cause. For purposes of this Agreement, Cause means one or more of the following, as determined in the sole discretion of the Company:
(i)    Employee’s willful failure to substantially perform her duties with the Company (other than any such failure resulting from Employee's disability that qualifies her for benefits under the Company’s long-term disability plan), after a written demand for substantial performance is delivered to Employee that specifically identifies the manner in which the Company believes that Employee has not substantially performed her duties, and Employee has failed to remedy the situation within fifteen (15) business days of such written notice from the Company;
(ii)    Gross negligence in the performance of the Employee’s duties which the Company determines could or does result in material financial harm to the Company;
(iii)    Employee’s conviction of, or plea of guilty or nolo contendere, to any felony or other crime involving the personal enrichment of the Employee at the expense of the Company or shareholders of the Company; or

(iv)    Employee’s willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise.
4.    Employee Obligations.
(a)    Detrimental Conduct or Activity. If Employee engages in conduct or activity that the Company determines in its sole discretion is or could be detrimental to it, including but not limited to violating Sections 4(b) and/or (c) of this Agreement, after any portion of the Sign On Bonus and/or Retention Bonus is paid, or if the Company learns of the actual or potential detrimental conduct or activity after any portion of the Sign On Bonus or Retention Bonus is paid, and such conduct occurs less than one year after the Employee’s employment with the Company has ended, the following shall apply.
(i)    Employee shall forfeit any portion of the Sign On Bonus and/or Retention Bonus not yet paid, and
(ii)    Employee shall repay to the Company any portion of the Sign On Bonus and/or Retention Bonus previously paid to her within thirty (30) days of receiving a demand from the Company for the repayment of the Sign On and/or Retention Bonus. Employee specifically agrees that the Company may withhold some or all of any such repayment from salary or other amounts the Company may owe to Employee.
(b)    Confidentiality. Employee, by virtue of her position with the Company, will have access to and/or receive trade secrets and other confidential and proprietary information about the Company’s business which is not generally available to the public and which has been developed or acquired by the Company at considerable effort and expense (hereinafter “Confidential Information”). Confidential Information includes, but is not limited to, information about the Company’s business plans and strategy, environmental strategy, legal strategy, legislative strategy, finances, marketing, management, operations, and/or personnel. Employee agrees that, both during and after Employee’s employment with the Company, Employee:
(i)    will only use Confidential Information in connection with Employee’s duties and activities on behalf of or for the benefit of the Company;
(ii)    will not use Confidential Information in any way that is detrimental to the Company;
(iii)    will hold the Confidential Information in strictest confidence and take reasonable efforts to protect such Confidential Information from disclosure to any third party or person who is not authorized to receive, review or access the Confidential Information;

(iv)    will not use Confidential Information for Employee’s own benefit or the benefit of other than the Company, without the prior written consent of the Company; and
(v)    will return all Confidential Information to the Company within two (2) business days of Employee’s termination of employment or immediately upon the Company’s demand to return the Confidential Information to the Company.

(c)    Non-Solicitation. Employee agrees that for one (1) year after the end of Employee’s employment with the Company, the Employee will not, directly or indirectly, on behalf of herself or any other person, company or entity:
(i)    market, sell, solicit, or provide products or services competitive with or similar to products or services offered by the Company to any person, company or entity that: (A) is a customer or potential customer of the Company during the twelve (12) months prior to Employee’s termination of employment and (B) with whom or concerning whom Employee (I) had direct contact during the twelve (12) months prior to the Employee’s termination of employment or (II) possessed, utilized or developed Confidential Information with regard to during the twelve (12) months prior to Employee’s termination of employment;
(ii)    raid, hire, solicit, encourage or attempt to persuade any employee or independent contractor of the Company, or any person who was an employee or independent contractor of the Company during the 24 months preceding the Employee’s termination, to leave the employ of, terminate or reduce the person’s employment or business relationship with the Company; or
(iii)    interfere with the performance of any Company employee or independent contractor’s duties for the Company.
(d)    Acknowledgments and Remedies. Employee acknowledges and agrees that the Confidentiality and Non-Solicitation provisions set forth above are necessary to protect the Company’s legitimate business interests, such as its Confidential Information, goodwill and customer relationships. Employee acknowledges and agrees that a breach by the Employee of either the Confidentiality or Non-Solicitation provision will cause irreparable damage to the Company for which monetary damages alone will not constitute an adequate remedy. In the event of such breach or threatened breach, the Company shall be entitled as a matter of right (without being required to prove damages or furnish any bond or other security) to obtain a restraining order, an injunction, or other equitable or extraordinary relief that restrains any further violation or threatened violation of either the Confidentiality or Non-Solicitation provision, as well as an order requiring Employee to comply with the Confidentiality and/or Non-Solicitation provisions. The Company’s right to a restraining order, an injunction, or other equitable or extraordinary relief shall be in addition to all other rights and remedies to which the Company may be entitled in law or in equity, including, without limitation, the right to recover monetary damages for Employee’s violation or threatened violation of the Confidentiality and/or Non-Solicitation provisions. Finally, the Company shall be entitled to an award of attorneys’ fees incurred in connection with securing any relief hereunder and/or pursuant to a breach or threatened breach of the Confidentiality and/or Non-Solicitation provisions.
5.    At-Will Employment. Employee acknowledges that the laws of the State of Missouri recognize “employment at will.” Employee agrees that she is an at-will employee of the Company whose employment may be terminated by the Company or the Employee at any time for any reason whatsoever, with or without prior notice. Nothing in this Agreement shall be construed as conferring upon Employee any right of continued employment with the Company nor will this Agreement limit in any way the Company’s right to terminate Employee’s employment at any time.

6.    Confidentiality of Agreement. The terms of this Agreement shall remain strictly confidential. Employee agrees to strictly maintain the confidentiality of such information, provided, however Employee may disclose such information to her spouse, financial advisor, attorney and accountant. The unauthorized disclosure of such information by Employee to any other individual or entity, except as required or specifically allowed by law, may result in the termination of Employee’s employment. Employee further acknowledges and agrees that a breach by Employee of this Section will cause irreparable damage to the Company for which monetary damages alone will not constitute an adequate remedy. In the event of such breach or threatened breach, the Company shall be entitled to the remedies set forth in Section 4(d).
7.    Cooperation with Federal Agencies. Nothing in this Agreement shall be construed to prohibit Employee from reporting any suspected instance of illegal activity of any nature, any nuclear safety concern, any workplace safety concern or any public safety concern to the United States Nuclear Regulatory Commission (NRC), Federal Energy Regulatory Commission (FERC), North American Electric Reliability Corporation (NERC), SERC Reliability Corporation (SERC), the United States Department of Labor or any other federal or state governmental agency, and shall not be construed to prohibit Employee from participating as a witness or claimant in any state or federal administrative, judicial or legislative proceeding or investigation with respect to any of the matters identified in this Agreement. Employee agrees to cooperate fully in any investigation conducted by the NRC, FERC, NERC, SERC, the Company, or any state or governmental agency relating to matters occurring during Employee’s employment with the Company. Nothing in this agreement limits Employee’s rights to file a charge with any administrative agency (such as the those listed above or U.S. Equal Employment Opportunity Commission, the Department of Labor (“DOL’’), and the

Securities and Exchange Commission (“SEC”)), provide information to or communicate directly with any federal, state or local agency, or participate in any agency investigation or other administrative proceeding whether initiated by the parties or someone else.
8.    Applicable Law and Severability. The validity, construction, interpretation and enforceability of this Agreement will be determined and governed by the laws of the State of Missouri without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Agreement, the Parties hereby consent to exclusive jurisdiction and agree that such litigation will be conducted in the federal or state courts of the State of Missouri. The Parties waive the right to jury trial in any such litigation. The Parties agree that the provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions will nevertheless be binding and enforceable. Moreover, if a court finds that any of the covenants contained in Sections 4 and 6 or any part thereof, are held to be unenforceable, the Company and Employee agree that the court making such determination shall have the power to revise or modify such provision to make it enforceable to the maximum extent permitted by applicable law and, in its revised or modified form, said provision shall then be enforceable.
9.    Amendment to this Agreement. The Company may, in writing, amend this Agreement in any manner, provided that no such amendment may adversely affect the Employee’s rights hereunder without Employee’s written approval.
10.    Successor. All obligations of the Company under this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
11.    Section 409A of the Code. This Agreement shall be interpreted in a manner that satisfies the requirements of Internal Revenue Code Section 409A. The Company may make changes in the terms of this Agreement (including changes that may have retroactive effect) deemed necessary or desirable to comply with Internal Revenue Code Section 409A. The Company makes no representation or covenants that this Agreement will comply with Internal Revenue Code Section 409A.
12.    Miscellaneous. This Agreement constitutes the sole and entire agreement between the Parties with respect to the subject matters addressed in this Agreement and supersedes all prior or contemporaneous agreements, understandings and representations, oral and written, with respect to these subject matters, including without limitation, any prior sign on bonus agreement and/or retention bonus agreement proposed or agreed to between the Parties.
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IN WITNESS THEREOF, the Company has caused this Agreement to be signed by a proper and authorized representative and Employee has signed this Agreement, as of the date following their respective signatures.

BHAVANI AMIRTHALINGAM	AMEREN SERVICES COMPANY
/s/ Bhavani Amirthalingam	By: /s/ Mark C. Lindgren
Employee Signature	Its: SVP, Corp. Comm & CHRO
Date: 3/1/2018	Date: 3/1/2018